EXHIBIT 10.18
MakeMusic, Inc. Board Compensation Plan
Effective February 15, 2007

Eligibility:	All members of the board of directors of MakeMusic, Inc. who are not (i) employees of MakeMusic, Inc., (ii) otherwise being compensated by MakeMusic, Inc. or (iii) representatives of 5% or greater shareholders.

Cash Fee:	Each eligible director shall be paid a cash fee of $3,000 per calendar quarter for board membership. In addition, a director serving as a chairperson of one or more committees of the board of directors shall be paid an additional $2,000 per calendar quarter.

Equity:	Stock option grant for each eligible director as of January 1 each year as follows:
•	non-qualified stock option to purchase 4,000 shares of common stock

•	issued under the 2003 Equity Incentive Plan

•	grant date shall be the date of board approval of this compensation plan

•	exercise price shall be the fair market value of common stock as of date of grant

•	4-year term

•	shares vest ratably over twelve months

•	in the event the director’s service as a director terminates for any reason or the director is no longer an eligible director, as defined by this plan, vesting shall immediately terminate but the director shall be entitled to exercise the option for any vested shares through the remaining term of the option
Stock option grant for each eligible director who joins the board after January 1 shall be the same as above except that for the first calendar year the director joins the board, the option shall be for a quantity of shares of common stock equal to a pro rata portion of the 4,000 shares the director would have received if a director on January 1 of that year.